Exhibit 10.19

STOCK OPTION AGREEMENT
FOR ____________

     THIS STOCK OPTION AGREEMENT (this “Agreement”) is made as of                    , by and between The Allied Defense Group, Inc., a Delaware corporation (“Allied”), and                     (the “Employee”).

WITNESSETH:

     WHEREAS, the Employee is an employee of Allied and Allied desires to have the Employee remain in its service and desires to encourage stock ownership by the Employee and to increase the Employee’s proprietary interest in Allied’s success; and as an inducement thereto has determined to grant to the Employee the stock option herein provided for to the end that the Employee may thereby be assisted in obtaining an interest, or an increased interest, as the case may be, in the stock ownership of Allied;

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

     1. Grant. Pursuant to a resolution adopted by the Compensation Committee of the Board of Directors of Allied, Allied hereby grants to the Employee an option (the “Option”) to purchase                     shares of the Common Stock, $0.10 par value per share, of Allied (the “Common Stock”) at $                     per share.

     2. Term. The Option is exercisable from time to time during the period beginning on the date hereof through 4:00 p.m. (Vienna, Virginia, United States, time) on                    , in installments as set forth below.

     3. Required Employment Period.

3.1.	Provided that the Employee has remained in the continuous employment of Allied through the particular exercise date, the Option shall become exercisable in installments, the Optionee having the right hereunder to purchase from Allied the following number of shares upon exercise of the Option, on and after the following dates, in cumulative fashion:

3.1.1. on and after , up to shares; and

3.1.2. on and after , up to an additional shares;

3.1.3. on and after , up to an additional shares;

3.1.4. on and after , up to an additional shares; and

3.1.5. on and after , up to an additional shares.

3.2.	For the purposes of the Option, employment by any parent corporation or subsidiary corporation of Allied shall be considered employment by Allied. Neither the granting of nor any provision contained in the Option shall obligate Allied to continue the employment of the Employee or in any manner restrict or affect the right of Allied to terminate the employment of the Employee at any time for any reason, with or without cause.

3.3.	Notwithstanding the provisions of Section 3.1 above, upon a “Change of Control” as defined in your letter agreement dated as of , the Option shall become immediately exercisable with respect to all previously unexercised shares of Common Stock covered by the Option.

     4. Termination of Option.

4.1.	The Option, to the extent not previously exercised, shall terminate upon the expiration of three (3) months after the termination of the employee’s employment with Allied, notwithstanding the reason for such termination of employment. In such event, the Option, to the extent unexercised, shall terminate, be forfeited and shall lapse.

4.2.	If the Employee dies while he is an employee of Allied or ceases to be an employee as a result of disability, the Option may be exercised by the disabled Employee, or by the person or persons to whom his rights under the Option shall pass by will or by the applicable laws of descent and distribution; provided, however, that no such Option may be exercised after one (1) year from the Employee’s date of death or the date the Employee ceases to be an employee as a result of disability, whichever is applicable. Upon expiration of said period, the Option, to the extent unexercised, shall terminate, be forfeited and shall lapse.

     5. Method of Exercise of Option. The Option may be exercised by written notice directed to the Treasurer of Allied, at Allied’s principal place of business, specifying the number of shares of Common Stock with respect to which the Option is being exercised. The notice must be accompanied by payment of the full purchase price in cash or other consideration acceptable to the Board of Directors.

     6. Requirements of Law. Allied shall not be required to sell or issue any shares of Common Stock under the Option if the issuance of such shares shall constitute a violation of any provisions of any law or regulation of any governmental authority.

     7. Transferability and Sale. Except as permitted by the 2001 Equity Incentive Plan, as amended (the “Plan”), the Option may not be transferred or assigned in any manner by the Employee, except to his heirs or devisees, and shall be exercisable during his lifetime only by the Employee. Upon any attempt to transfer the Option or to assign, pledge, hypothecate or otherwise dispose of the Option or of any rights granted hereunder, contrary to the provisions hereof, or upon the levy or any attachment or similar process upon the Option or such rights, the Option and such rights shall immediately become null and void.

     8. No Rights as Stockholder. The Employee shall have no rights as a stockholder with respect to shares covered by the Option until the date of issuance of a stock certificate for such shares; no adjustment for dividends or otherwise shall be made if the record date therefor is prior to the date of exercise of such Option.

     9. Status of Option.

9.1.	The Option is issued pursuant to the Plan.

9.2.	The Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and shall be so construed to the extent of shares first exercisable as of each of ; provided, however, that nothing herein shall be deemed to be or interpreted as a representation, guarantee or other undertaking on the part of Allied that this Option is or will be determined to be in incentive stock option within the meaning of Section 422 of the Code. The balance of the Option (i.e., to the extent of shares first exercisable as of each ) shall be a non-statutory stock option.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE ALLIED DEFENSE GROUP, INC.

By:

     I hereby accept the foregoing Option and agree to all the terms and conditions set forth in the foregoing Agreement.

Allied/Stock Option Agreement (Employee Form)

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